Exhibit 11.1

THE AES CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

Table of Contents

About the Code of Business Conduct and Ethics

AES’s Shared Values

Compliance with Laws, Rules, Regulations and this Code

Conflicts of Interest and Corporate Opportunities

Quality of Public Disclosures

Protection and Proper Use of Company Assets

Protection of Confidential Proprietary Information

Insider Trading

Fair Dealing

Interacting With Government

Compliance with Antitrust laws

Environment, Health and Safety

Respecting One Another

Record Retention

Implementation Of The Code

All AES People Must Comply with the Code

Reporting Possible Violations of the Code

The AES Corporate Compliance Hotline

Copies of the Code

Waivers and Amendments of the Code

Acknowledgement Form

About the Code of Business Conduct and Ethics

This Code of Business Conduct and Ethics has been adopted by our Board of Directors.  The Code is intended to govern as a requirement of employment the actions of everyone who works at AES, including employees of AES subsidiaries and affiliates.  The Code addresses the following topics:

•                  Compliance with All Laws, Rules, Regulations and this Code

•                  Conflicts of Interest and Corporate Opportunities

•                  Quality of Public Disclosures

•                  Protection and Proper Use of Company Assets

•                  Protection of Confidential Proprietary Information

•                  Insider Trading

•                  Fair Dealing

•                  Interacting With Government

•                  Compliance with Antitrust laws

•                  Environment, Health and Safety

•                  Respect for One Another

•                  Record Retention

At times, this Code requires ethical conduct higher than that required by the law.  AES employees, officers and directors are expected and required to conduct themselves according to the language and spirit of this Code and seek to avoid even the appearance of improper behavior.   Compliance with this Code must come before other business considerations.  Even well-intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved.

The specific areas addressed in this Code are not new; AES employees have always been expected to comply with the specific legal areas set forth in this Code as such compliance is consistent with the AES values that all AES people have been and are expected to follow in their business relationships.  Set forth on the next page of this Code is a statement of the four AES values that should serve as a guide for all AES employees in their continued efforts to comply with all applicable rules, regulations, laws and this Code.

While the standards set forth in this Code cover a wide range of business practices and procedures, this Code cannot and does not cover every issue or law that may arise, or every situation where ethical decisions must be made.  The fact that a law, rule or regulation is not specifically covered by a section of this Code does not remove the requirement that all AES people are expected to comply with all laws, rules or regulations applicable to their AES business.  This Code will be strictly enforced throughout the Company.

AES’s Shared Values

A core part of the culture of AES is the commitment of all AES people to AES’s “shared values”:

•                  Integrity – AES people strive to act with integrity.

•                  Fairness – AES people intend to treat fairly other AES people, as well as AES customers, suppliers, stockholders, governments and the communities in which AES operates.

•                  Social Responsibility – AES people strive in all cases to act in a socially responsible manner and believe that working to fulfill AES’s mission is their primary social responsibility at AES.

•                  Fun – AES people desire that fellow employees and those with whom AES people interact have fun in their work, in the sense that striving to achieve a high level of performance, being trusted to make decisions to achieve such performance, and being held accountable for decisions, is fun.

The continued commitment by all AES people to these core values is important to the Company’s goal of helping meet the world’s need for electric power in ways that benefit all of our stakeholders, to build long-term value for the Company’s shareholders, and to assure sustained performance and viability of the Company for its owners, employees and other individuals and organizations who depend on the Company.

Compliance with Laws, Rules, Regulations and This Code

AES people are expected to be always in full compliance with applicable laws, rules, regulations and this Code.  AES and its subsidiaries and affiliates conduct business in more than 28 countries around the world.  AES operations are subject therefore to the laws of many countries, provinces, states and organizations.  An important challenge for all AES people is to understand how these different laws may apply to our business and act accordingly.  AES people are expected to refrain from any conduct or activity that may be illegal or unethical or that otherwise raises questions regarding the Company’s honesty and integrity or causes embarrassment to the Company.

Conflicts of Interest and Corporate Opportunities

AES people have an obligation to act in the best interest of the Company.  AES people are expected to avoid any activity or situation that creates or appears to create a conflict between their interest and the interest of AES.  Similarly, AES people are prohibited from taking for themselves business opportunities that arise through the use of Company property, information or position for personal gain, and no employee, officer or director may compete with the Company.  Although it is not possible for AES to list every conceivable impermissible conflict or competition, following are some common examples of situations that should be avoided:

•                  Working, in any capacity, for a competitor, customer or supplier while employed by the Company.

•                  Accepting gifts of more than token value or receiving personal discounts or other benefits from a competitor, customer or supplier as a result of one’s position with the Company.

•                  Competing with the Company for the purchase or sale of property, services or other interests.

•                  Having an interest (other than routine investments in publicly traded companies) in a transaction involving the Company, a competitor, a customer or supplier.

•                  Receiving a loan or guarantee of an obligation from a competitor, customer or supplier as a result of one’s position with the Company.

•                  Directing business to a supplier owned or managed by an employee, or which employs, a relative or friend

Situations involving a conflict of interest may not always be obvious or easy to resolve.  Therefore, if there is any doubt as to whether a conflict of interest or a potential conflict of interest exists, or whether there may be the appearance of such a conflict of interest, the Corporate Compliance Officer must be consulted.  In order to avoid conflicts of interests, all directors, senior executive officers and senior financial officers must disclose to the Corporate Compliance officer, in writing, any material transaction or relationship that reasonably could be expected to give rise to such a conflict.

Quality of Public Disclosures

AES people have a responsibility to communicate effectively with shareholders and government agencies so as to provide them with full and accurate information, in all material respects, about AES’s financial condition and results of operations.  All reports and documents filed with, or submitted to, the Securities and Exchange Commission or any other governmental agency, and all other public communications shall include full, fair, accurate, timely and understandable disclosures.  AES has adopted a Fair Disclosure policy, copies of which can be obtained from the Legal Department and the Corporate Compliance Officer.  AES also has established a Disclosure Committee consisting of senior management to assist in monitoring such disclosures and provide guidance as questions arise regarding the accuracy and completeness of disclosures by AES.

Protection and Proper Use of Company Assets

AES people have the responsibility to protect Company assets against loss, theft or other misuse.  Loss, theft and misuse of Company assets including AES physical premises and equipment, records, customer information and AES names and trademarks directly impact the Company’s profitability.  Without specific authorization, no AES person should take, loan, sell, damage, or otherwise dispose of any AES property, or use AES property for any non-company purpose.

Protection of Confidential Proprietary Information

AES people must maintain in strict confidence all confidential and proprietary information of the Company, except where disclosure is authorized by the Company or required by law.  Confidential and proprietary information generated and/or gathered by the Company is a valuable Company asset.  Protecting this information plays a vital role in the Company’s continued growth and ability to compete.

AES people also are required to respect and observe the property rights of other companies and their proprietary information as AES people would with the Company’s own proprietary information.  The unauthorized use or distribution of such proprietary information of others violates Company policy and may also be illegal.

The obligation to protect the Company’s proprietary and confidential information continues even after leaving employment with the Company.  Upon the termination of employment, AES people are required to return everything that belongs to AES, including all documents and other materials containing AES and third-party confidential information, and must not disclose confidential information to a new employer or to others after ceasing to be an AES employee.

Although it is not possible to list all information that would be covered by this section of the Code, confidential and proprietary information includes all non-public information that might be of use to competitors, or harmful to AES or its customers, if disclosed.  By example, confidential information often includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, research and new product plans, objectives and strategies, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists and any unpublished financial or pricing information.

Insider Trading

AES requires full compliance with all applicable laws regarding insider trading, insider dealing or “tipping.”  AES people are required to consider all non-public information as inside information and should never use such information for personal gain.  Using non-public information to trade in securities, or providing a family member, friend or any other person with a “tip”, is illegal.  The prohibition against the use of inside information applies to AES securities and to securities of other companies if material nonpublic information about other companies, such as AES’s customers or competitors, is discovered in the course of an AES person’s duties for AES.

AES people also should review and comply with the Company’s policy with respect to insider trading, copies of which are distributed to all employees and are available from the Legal Department and/or the Corporate Compliance Officer, and should contact the Legal Department and/or the Corporate Compliance Officer with any questions about the ability to buy or sell securities and/or any questions as to whether information regarding AES or another company with which AES has dealings is material or has been adequately disclosed to the public.

Fair Dealing

AES seeks to maintain the trust of its customers, competitors and suppliers by conducting business in a fair and ethical manner.  AES people must never take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.  AES people also must not offer anything of value to others to obtain an improper advantage in obtaining or retaining business or obtaining other favorable action.

Interacting with Government

AES conducts business in many countries around the world.  AES policy, the U.S. Foreign Corrupt Practices Act, and the laws of many other countries prohibit AES and its officers, employees and agents from giving or offering to give money or anything of value to a foreign official, a foreign political party, a party official or a candidate for political office in order to influence official acts or decisions of that person or entity, to obtain or retain business, or to secure any improper advantage. To ensure compliance with such laws, no gifts or business entertainment of any kind may be given by any AES person to any employee of a government without the prior written approval of the Corporate Compliance Officer.

Laws of certain jurisdictions prohibit the use of AES funds, assets, services, or facilities on behalf of a political party or candidate.  Payments of corporate funds to any political party, candidate or campaign may be made only if permitted under applicable law and after prior written approval from the Corporate Compliance Officer.

Laws of some jurisdictions require registration and reporting by anyone who engages in a lobbying activity.  Generally, lobbying includes: (1) communicating with any member or employee of a legislative branch of government for the purpose of influencing legislation; (2) communicating with certain government officials for the purpose of influencing government action; or (3) engaging in research or other activities to support or prepare for such communication.  So that AES may comply with applicable lobbying laws, AES people must notify and receive prior written approval from the Corporate Compliance Officer before engaging in any activity on behalf of AES that might be considered “lobbying” as described above.

Compliance with Antitrust laws

AES is committed to a policy of vigorous and lawful competition that is based on the merits of its products and services.  Although AES competes vigorously in all of its business activities, all AES people are required to conduct their actions in the marketplace in accordance with the letter and spirit of applicable antitrust and competition laws. The antitrust laws prohibit agreements among competitors on such matters as prices, terms of sale to customers and allocating markets or customers.  Antitrust laws can be very complex, differ from country to country, and violations may subject the Company and its employees to criminal sanctions, including jail time and civil liability.  It is far easier to structure conduct to avoid erroneous impressions of antitrust or wrongful competition than to have to explain conduct in the future when an antitrust investigation or action is in progress.  For that reason, when in doubt, AES people should consult the Corporate Compliance Officer with any potential antitrust concerns.

Safety and Environmental Standards

AES is committed to conducting its business in compliance with all applicable environmental and workplace health and safety laws and regulations.   AES people are expected to provide a safe and healthy work environment for all employees, and they should also act so as to avoid adverse impact and injury to the environment and the communities in which AES conducts business.  AES people are therefore responsible for maintaining AES facilities free from recognized hazards, obeying all AES safety rules, and complying with all applicable environmental laws.  AES people are expected to report any known violation of an environmental or safety law or regulation by a third party to their supervisor or the Compliance Officer.

Respecting One Another

AES policies are designed to ensure that employees are treated, and treat each other, fairly and with respect and dignity.  AES recognizes that all employees want and deserve a work-place where they are respected and appreciated.  AES people must contribute to the creation and maintenance of such an environment, and supervisors and managers have a special responsibility to foster a workplace that supports honesty, integrity, respect and trust.   AES will not tolerate discrimination against any person on the basis of race, religion, color, gender, age, marital status, national origin, sexual orientation, citizenship, Vietnam-era or disabled veteran status or disability, or any other basis prohibited by law in recruiting, hiring, placement, promotion, or any other condition of employment.

AES also strictly prohibits any form of harassment in the workplace, including sexual harassment.  AES encourages the prompt reporting of all incidents of harassment, regardless of who the offender may be, or the offender’s relationship to AES.

Any AES person who is found to be responsible for harassment, or for retaliating against any individual for reporting a claim of harassment or cooperating in an investigation, will be subject to disciplinary action, up to and including discharge.

Remember that, regardless of legal definitions, AES people are expected to interact with each other in a professional and respectful manner.

Record Retention

AES is committed to compliance with all laws and regulations relating to the preservation of records.  AES’s policy is to identify, maintain, safeguard and destroy or retain all records in its possession on a systematic and regular basis.  AES people are expected to comply with this policy.   Under no circumstances are AES records to be destroyed selectively or to be maintained outside AES premises or designated storage facilities.

The Legal Department should be immediately contacted if an AES person learns that a subpoena, litigation or government investigation is pending or imminent.  AES people must retain and preserve all records that may be responsive or relevant to any subpoena, litigation or investigation until advised by the Legal Department as to how to proceed.  No such records should be destroyed.  All relevant records that without intervention would automatically be destroyed or erased (such as e-mails and voicemail messages) should be preserved from destruction. Destruction of such records, even if inadvertent, could seriously prejudice AES.  Any questions regarding whether a particular record pertains to an investigation or may be responsive to a subpoena, or regarding how to preserve particular types of records, should be directed to the Legal Department.

Implementation of the Code

•                  All AES People Must Comply with the Code

AES people are responsible for knowing and understanding the policies and guidelines contained in this Code.  AES people on an annual basis must sign a statement of compliance with the Code.   AES has a number of resources, people and processes in place to answer questions and assist and provide guidance with difficult decisions.  .

•                  Reporting Possible Violations of the Code

The Company encourages all AES people to promptly report any suspected or actual violation of this Code.  The Company also encourages AES people to seek guidance if uncertain as to the appropriate course of conduct to follow.   Any violation or suspected violation of laws, rules,

regulations or this Code should be reported to the Corporate Compliance Officer.  The Corporate Compliance Officer, with the advice of the Company’s Legal Department, will have the primary authority and responsibility for the enforcement of this Policy, subject to the supervision of the Board of Directors and its appropriate Committees.  If an AES person prefers, they may report any such concern, question or violation to their supervisor or the Legal Department.  Violations or questions may also be submitted anonymously through the AES “Hotline.”

The Company intends to thoroughly investigate any genuine report.  Any violation will be dealt with immediately and shall subject the violator to corrective and/or disciplinary action, including possible dismissal from employment or office.

Open communication of any concern by an AES person without fear of retribution or retaliation is vital to the successful implementation of this Policy.  The Company will not tolerate any retaliation against any AES person making a good faith or genuine report or concern.  However, failure to report a suspected violation of the Code is itself a violation of the Code and could subject a person to disciplinary action, up to and including termination.

Violations of this Code that involve illegal conduct will be reported to the appropriate governmental authorities. All AES people must cooperate in any internal investigation conducted by the Company.

•      The AES Corporate Compliance “Hotline”

AES has established a 24-hour Hotline, 1-800-824-7175, to assist with the implementation and compliance with this Code.  AES people may report suspected violations to, or ask questions of, the Hotline anonymously; however, providing a name may expedite the time it takes to respond to the call, and it also allows AES to contact the caller if necessary during any investigation.

•                  Copies of the Code

Copies of this Code are available from the Compliance Officer and the Legal Department.

•                  Waivers and Amendments of the Code

Waiver of any application of a policy set forth in this Code may be granted only where circumstances warrant, and then only in conjunction with an appropriate monitoring of the particular situation.   Any waiver of a policy in this Code for directors, executive officers, or senior financial officers may only be granted by the Board of Directors, following approval by the Audit Committee, and shall be promptly disclosed to the Company’s shareholders.  Any waiver of a policy set forth in this Code for other AES people may only be granted by the Corporate Compliance Officer, after consulting with the Legal Department.  The Board of Directors, following approval by the Audit Committee, must approve any amendment to this Code.  Any amendment of a provision in this Code with respect to the principal executive officers and the senior financial officers shall also be promptly disclosed to the Company’s shareholders.

ACKNOWLEDGEMENT FORM

I have received and read the AES Code of Business Conduct and Ethics, and I understand its contents.  I agree to comply fully with the standards, policies and procedures contained in the Code and AES’s related policies and procedures.  I understand that I have an obligation to report to the Company any suspected violations of the Code that I am aware of.  I acknowledge that the Code is a statement of policies for business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.

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